Exhibit 99.1
JELD-WEN Reports Second Quarter 2026 Results and Updates Guidance
August 3, 2026
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the three and six months ended June 27, 2026. Comparability is to the same period in the prior year.
Second Quarter 2026 Highlights
•Net revenues of $817.8 million decreased (0.7%) in the second quarter driven by a decrease in Core Revenues of (2%). This was partially offset by a favorable foreign exchange impact of 1%. The decline in Core Revenues was driven by a (3%) decrease in volume/mix, partially offset by a 1% benefit from price realization.
•Net loss from continuing operations was ($31.5) million or ($0.37) per share, compared to net loss from continuing operations of ($22.3) million, or ($0.26) per share, during the same quarter a year ago. Operating loss margin was (0.6%) and (1.7%) for the quarters ended June 27, 2026 and June 28, 2025, respectively.
•Adjusted EBITDA from continuing operations was $42.3 million, an increase of $3.3 million compared to $39.0 million during the same quarter a year ago. Adjusted EBITDA Margin from continuing operations was 5.2%, an increase of 50 basis points in the second quarter primarily due to favorable productivity and lower SG&A expense, partially offset by negative price/cost and volume/mix.
“Second-quarter results marked an important step forward as Adjusted EBITDA grew year-over-year for the first time in ten quarters,” said Chief Executive Officer William J. Christensen. “This progress reflects deliberate actions across the business, including better service, tighter cost management, and continued productivity, which are helping us win back customers even in a soft demand environment. We are raising the mid-point of our full-year Adjusted EBITDA guidance and remain focused on executing consistently to further strengthen performance and generate cash in the second half.”
Second Quarter 2026 Results
Net revenues decreased ($5.9) million, or (0.7%), to $817.8 million in the three months ended June 27, 2026, from $823.7 million in the three months ended June 28, 2025. The decrease in net revenues was primarily driven by a decrease in Core Revenues of (2%). This was partially offset by a favorable foreign exchange impact of 1%. The decline in Core Revenues was driven by a (3%) decrease in volume/mix, partially offset by a 1% benefit from price realization.
Net loss from continuing operations was ($31.5) million in the second quarter, compared to a net loss from continuing operations of ($22.3) million in the same period last year. Adjusted Net Loss from continuing operations for the second quarter was ($9.1) million, a decrease of ($5.7) million compared to Adjusted Net Loss from continuing operations of ($3.4) million in the same period last year.
Net loss per share from continuing operations for the second quarter was ($0.37), compared to a net loss per share from continuing operations of ($0.26) in the same quarter last year. Adjusted EPS from continuing operations for the second quarter was ($0.11), compared to ($0.04) in the same quarter last year. Adjusted EPS from continuing operations for the quarter ended June 27, 2026, excludes net after-tax charges of $22.4 million, or $0.26 per diluted share. Adjusted EPS from continuing operations for the quarter ended June 28, 2025, excludes net after-tax charges of $18.9 million or $0.22 per diluted share.
Adjusted EBITDA from continuing operations was $42.3 million, an increase of $3.3 million compared to $39.0 million during the same quarter last year. Adjusted EBITDA Margin from continuing operations was 5.2%, an increase of 50 basis points in the second quarter primarily due to favorable productivity and lower SG&A expense, partially offset by negative price/cost and volume/mix.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

On a segment basis for the second quarter of 2026, compared to the same period last year:
•North America - Net revenues decreased ($27.2) million, or (4.9%), to $528.5 million in the three months ended June 27, 2026, from $555.7 million in the three months ended June 28, 2025. The decrease was primarily due to a decrease in Core Revenues of (5%). The decrease in Core revenues was driven by a (5%) decline in volume/mix due to weakened market demand. Net income from continuing operations was $26.9 million, an increase of $17.9 million year-over-year. Adjusted EBITDA from continuing operations in North America increased $5.9 million, or 17.1%, to $40.7 million in the three months ended June 27, 2026, from $34.7 million in the three months ended June 28, 2025. The increase was primarily due to improved productivity and lower SG&A, partially offset by unfavorable price/cost.
•Europe - Net revenues increased $21.3 million, or 7.9%, to $289.3 million in the three months ended June 27, 2026, from $268.1 million in the three months ended June 28, 2025. The increase was primarily due to an increase in Core Revenues of 5% and a favorable foreign exchange impact of 3%. The increase in Core Revenues was primarily driven by favorable volume/mix of 3% and a 2% benefit from price realization. Net loss from continuing operations was ($3.4) million, an increase of $0.5 million year-over-year. Adjusted EBITDA from continuing operations in Europe decreased ($3.8) million, or (22.6%), to $13.2 million in the three months ended June 27, 2026, from $17.0 million in the three months ended June 28, 2025. The decrease was primarily due to higher salaries and benefits and unfavorable price/cost, partially offset by improved productivity.
Cash Flows
Net cash used in operating activities was ($100.2) million in the six months ended June 27, 2026, compared to ($48.9) million in the six months ended June 28, 2025, an increase in cash used of $51.3 million. The change in cash flows from operating activities was primarily due to lower earnings after excluding the impact of the ($137.7) million non-cash goodwill impairment charge related to our North America reporting unit in the prior year and a $59.3 million increase in net cash used in our working capital accounts. Accounts receivable, net was unfavorable by ($44.9) million compared to the same period in 2025, primarily driven by higher sales in the current quarter compared to the fourth quarter of 2025. Inventories had an unfavorable impact of ($12.0) million, primarily reflecting increased material purchases, and accounts payable had an unfavorable impact of ($2.4) million, mainly due to higher inventory purchases and timing of vendor payments.
Capital expenditures in the six months ended June 27, 2026, decreased by $31.5 million to $44.6 million, down from $76.1 million in the six months ended June 28, 2025. Free Cash Flow used in the six months ended June 27, 2026, was ($144.8) million, compared to Free Cash Flow used in the six months ended June 28, 2025, of ($125.1) million. This does not include the impact of proceeds of $110.7 million from the court-ordered divestiture of our Towanda facility, which was completed in the first quarter of 2025.
Updated Full Year 2026 Guidance
JELD-WEN is updating its 2026 revenue guidance to a range of $3.1 to $3.2 billion from the previous range of $3.05 to $3.2 billion. This updated range reflects a year-over-year decline in Core Revenues of approximately (2%) to (5%), compared to 2025, and a foreign exchange benefit of approximately $50 million. Additionally, the Company expects Adjusted EBITDA to be in the range of $120 to $150 million, up from the previous range of $100 to $150 million, reflecting significant cost reductions, partially offset by continued volume pressure.

	Revenue	Adjusted EBITDA	Core Revenue Decline
May 2026 Guidance	$3.05 to $3.2 billion	$100 to $150 million	Down (3%) to (6%)
Updated 2026 Guidance	$3.1 to $3.2 billion	$120 to $150 million	Down (2%) to (5%)
The Company expects 2026 operating cash flow to generate approximately $10 million.
Conference Call Information
JELD-WEN management will host a conference call on August 4, 2026, at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-596-4144 from the United States or +1-646-968-2525 internationally and using ID 4067832. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

About JELD-WEN Holding, Inc.
JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, JELD-WEN operates facilities in 14 countries in North America and Europe and employs approximately 13,900 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow us on LinkedIn.
Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com
Media Contact:
JELD-WEN Holding, Inc.
Sarah Bruner
Senior Director, Enterprise Communications
980-403-4459
SBruner@jeldwen.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our strategic transformation journey, footprint rationalization, cost reduction and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, geopolitical and economic uncertainty, security breaches and other cybersecurity incidents, impacts on our business from weather and climate change, our current level of indebtedness, our ability to generate sufficient cash to service our indebtedness and other obligations, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties and other factors, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025, Quarterly Reports on Form 10-Q filed in 2026 and our other filings with the U.S. Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Loss from continuing operations, Adjusted EPS from continuing operations, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release.

The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management cannot provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. Although the Company believes the assumptions reflected in the range of its 2026 guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing geopolitical conflicts, disruptions in supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2026 do not include the impact of potential acquisitions or divestitures. The variability of these items may have a significant impact on our future GAAP results.
Other companies may compute these measures differently. The non-GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.
We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenues as net revenues excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.
We use Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Loss from continuing operations, and Adjusted EPS from continuing operations because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA from continuing operations. Adjusted EBITDA from continuing operations should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.
We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations, net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense (income), net; and certain special items consisting of non-recurring net legal and professional expenses and settlements; goodwill impairment; restructuring and asset-related charges, net; M&A related costs, net; net gain on sale of business, property and equipment; loss on extinguishment and refinancing of debt; share-based compensation expense; and other special items. We use Adjusted EBITDA from continuing operations because we believe this measure assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted Net Loss from continuing operations represents loss from continuing operations adjusted for the after-tax impact of certain special items used to calculate Adjusted EBITDA from continuing operations as described above. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.
Adjusted EPS from continuing operations represents loss from continuing operations per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net Loss from continuing operations as described above.
Adjusted EBITDA Margin from continuing operations represents Adjusted EBITDA from continuing operations as a percentage of net revenues.
We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash used in operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash used in operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA from continuing operations for the last twelve-month period.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	June 27, 2026	June 28, 2025	% Variance
Net revenues	$817.8	$823.7	(0.7%)
Cost of sales	680.5	680.3	—%
Gross margin	137.3	143.4	(4.3%)
Selling, general and administrative	138.3	148.5	(6.8%)
Restructuring and asset-related charges, net	4.1	8.8	(53.9%)
Operating loss	(5.1)	(13.9)	(63.4%)
Interest expense, net	18.4	16.5	11.4%
Other expense (income), net	3.4	(4.6)	(174.9%)
Loss from continuing operations before taxes	(26.9)	(25.8)	4.2%
Income tax expense (benefit)	4.6	(3.5)	(232.0%)
Loss from continuing operations, net of tax	(31.5)	(22.3)	41.4%
Gain on sale of discontinued operations, net of tax	—	0.8	(100.0%)
Net loss	$(31.5)	$(21.5)	46.5%
Diluted Net loss per share from continuing operations	$(0.37)	$(0.26)
Diluted Net income per share from discontinued operations	—	0.01
Diluted Net loss per share	$(0.37)	$(0.25)
Diluted Shares	86,384,988	85,298,517
Other financial data:
Operating loss margin	(0.6%)	(1.7%)
Adjusted EBITDA from continuing operations(1)	$42.3	$39.0	8.3%
Adjusted EBITDA Margin from continuing operations(1)	5.2%	4.7%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Six Months Ended
	June 27, 2026	June 28, 2025	% Variance
Net revenues	$1,540.0	$1,599.7	(3.7%)
Cost of sales	1,310.0	1,344.3	(2.6%)
Gross margin	230.0	255.5	(10.0%)
Selling, general and administrative	284.3	293.2	(3.1%)
Goodwill impairment	—	137.7	(100.0%)
Restructuring and asset-related charges, net	6.1	23.4	(74.1%)
Operating loss	(60.3)	(198.9)	(69.7%)
Interest expense, net	35.6	31.4	13.3%
Loss on extinguishment and refinancing of debt	—	0.2	(100.0%)
Other expense (income), net	4.5	(15.2)	(129.6%)
Loss from continuing operations before taxes	(100.4)	(215.3)	(53.4%)
Income tax expense (benefit)	8.0	(2.9)	(376.8%)
Loss from continuing operations, net of tax	(108.4)	(212.4)	(49.0%)
Gain on sale of discontinued operations, net of tax	—	0.8	(100.0%)
Net loss	$(108.4)	$(211.7)	(48.8%)
Diluted Net loss per share from continuing operations	$(1.26)	$(2.50)
Diluted Net income per share from discontinued operations	—	0.01
Diluted Net loss per share	$(1.26)	$(2.49)
Diluted shares	86,100,779	85,111,100
Other financial data:
Operating loss margin	(3.9%)	(12.4%)
Adjusted EBITDA from continuing operations(1)	$48.4	$60.9	(20.5%)
Adjusted EBITDA Margin from continuing operations(1)	3.1%	3.8%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	June 27, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$57.2	$136.1
Restricted cash	1.6	2.1
Accounts receivable, net	439.5	361.2
Inventories	440.9	444.1
Other current assets	72.4	73.2
Total current assets	1,011.6	1,016.7
Property and equipment, net	715.4	728.4
Deferred tax assets	15.1	16.3
Intangible assets, net	85.0	96.3
Operating lease assets, net	174.5	179.4
Other assets	66.7	65.6
Total assets	$2,068.4	$2,102.8
LIABILITIES AND EQUITY
Liabilities
Current liabilities
Accounts payable	$248.0	$237.3
Accrued payroll and benefits	103.1	93.8
Accrued expenses and other current liabilities	214.2	223.1
Current maturities of long-term debt	18.7	23.7
Total current liabilities	584.0	577.9
Long-term debt	1,225.7	1,149.6
Unfunded pension liability	22.4	24.4
Operating lease liability	151.3	158.6
Deferred credits and other liabilities	92.9	85.4
Deferred tax liabilities	15.9	14.7
Total liabilities	2,092.2	2,010.6
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 86,610,380 and 85,489,683 shares issued and outstanding, respectively	0.9	0.9
Additional paid-in capital	788.9	783.3
Accumulated deficit	(749.9)	(641.6)
Accumulated other comprehensive loss	(63.7)	(50.4)
Total shareholders’ equity	(23.9)	92.2
Total liabilities and shareholders’ equity	$2,068.4	$2,102.8

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six Months Ended
	June 27, 2026	June 28, 2025
OPERATING ACTIVITIES
Net loss	$(108.4)	$(211.7)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	58.3	54.7
Deferred income taxes	1.3	(11.7)
Net loss (gain) on sale of business, property, and equipment	0.3	(2.5)
Goodwill impairment	—	137.7
Adjustment to carrying value of assets	8.7	3.6
Amortization of deferred financing costs	1.2	1.1
Loss on extinguishment and refinancing of debt	—	0.2
Gain on sale of discontinued operations, net of tax	—	(1.0)
Share-based compensation expense	7.4	7.7
Other items, net	8.7	1.4
Net change in operating assets and liabilities:
Accounts receivable	(85.5)	(40.6)
Inventories	(1.7)	10.4
Other assets	(5.3)	3.4
Accounts payable	13.8	16.1
Accrued expenses	0.9	(13.6)
Change in short-term and long-term tax liabilities	0.1	(4.1)
Net cash used in operating activities	(100.2)	(48.9)
INVESTING ACTIVITIES
Purchases of property and equipment	(40.9)	(66.0)
Proceeds from sale of property and equipment	0.1	2.6
Purchases of intangible assets	(3.7)	(10.1)
Proceeds related to the court-ordered divestiture of Towanda	—	110.7
Cash received for notes receivable	0.1	—
Cash received from insurance proceeds	—	0.3
Purchases of securities for deferred compensation plan	(0.3)	(0.5)
Net cash (used in) provided by investing activities	(44.7)	36.8
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	67.0	(11.5)
Payments to tax authorities for employee share-based compensation	(0.2)	(0.5)
Payments related to the sale of JW Australia	—	(0.8)
Net cash provided by (used in) financing activities	66.8	(12.8)
Effect of foreign currency exchange rates on cash	(1.3)	8.7
Net decrease in cash and cash equivalents	(79.4)	(16.2)
Cash, cash equivalents, and restricted cash, beginning	138.2	151.0
Cash, cash equivalents, and restricted cash, ending	$58.8	$134.8
To conform with current period presentation, certain amounts in prior period information have been reclassified.

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
(amounts in millions)	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Loss from continuing operations, net of tax	$(31.5)	$(22.3)	$(108.4)	$(212.4)
Income tax expense (benefit)	4.6	(3.5)	8.0	(2.9)
Depreciation and amortization	29.0	27.4	58.3	54.7
Interest expense, net	18.4	16.5	35.6	31.4
Special items:
Net legal and professional expenses and settlements(1)	2.8	8.6	15.6	20.5
Goodwill impairment(2)	—	—	—	137.7
Restructuring and asset-related charges, net(3)(4)	4.1	8.8	6.1	23.4
M&A related costs, net(5)	3.4	0.1	10.9	(0.5)
Net gain on sale of business, property, and equipment(6)	—	(2.2)	—	(2.8)
Loss on extinguishment and refinancing of debt(7)	—	—	—	0.2
Share-based compensation expense(8)	3.7	4.4	7.4	7.7
Other special items(9)	7.8	1.1	14.8	3.9
Adjusted EBITDA from continuing operations	$42.3	$39.0	$48.4	$60.9
(1)Net legal and professional expenses and settlements include non-recurring transformation journey expenses of $1.5 million, and $4.1 million in the three and six months ended June 27, 2026, respectively, and $8.1 million and $19.3 million in the three and six months ended June 28, 2025, respectively. These expenses primarily relate to discrete project-based consulting fees that directly support the Company’s transformation journey and are not expected to represent normal, recurring operating expenses. These projects include the centralization of human resources processes, North America supply chain network optimization strategy, and other projects related to our transformation journey. These expenses also include $0.4 million and $2.5 million for the three and six months ended June 28, 2025, respectively, related to the engagement of a transformation consultant for a period spanning from the third quarter of 2023 through April 2025. Additionally, net legal and professional expenses and settlements include $0.3 million and $9.6 million in the three and six months ended June 27, 2026, respectively, and $(0.6) million and a nominal amount in the three and six months ended June 28, 2025, respectively, relating to litigation of historical legal matters.
(2)Goodwill impairment consists of a prior year goodwill impairment charge associated with our North America reporting unit.
(3)Restructuring and asset-related charges, net represents severance, accelerated depreciation and amortization, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to change the operating structure, eliminate certain roles, and close certain manufacturing facilities in our North America and Europe segments.
(4)Product and inventory-related charges represent charges associated with announced facility closures, including product-related cash charges recorded as a reduction of net revenues and inventory and other product-related non-cash charges recorded in cost of sales. These amounts are excluded from Adjusted EBITDA from continuing operations.
(5)M&A related costs, net consist of legal and professional expenses related to strategic initiatives and the court-ordered divestiture of Towanda.
(6)Net gain on sale of business, property, and equipment in the three months ended June 28, 2025, primarily relates to the sale of property and equipment in Marion, North Carolina. Net gain on sale of business, property and equipment in the six months ended June 28, 2025, primarily relates to the court-ordered divestiture of Towanda and the sale of property and equipment in Marion, North Carolina.
(7)Loss on extinguishment and refinancing of debt consists of $0.2 million in the six months ended June 28, 2025, associated with an amendment of our ABL Facility.
(8)Share-based compensation expense represents equity-based compensation expense related to the issuance of share-based awards.

(9)Other special items not core to ongoing business activity include: (i) for the three and six months ended June 27, 2026, a $2.7 million impairment charge in our North America reporting unit related to windows manufacturing technology and a $1.8 million impairment charge related to logistics technology, each of which was determined to have no future use, and $1.2 million related to costs incurred to fulfill production capability requirements associated with the court-ordered Towanda divestiture; and (ii) for the six months ended June 27, 2026, a $3.1 million impairment charge recognized in connection with the Company’s North America equipment capacity optimization review, $2.0 million related to post-production expenses for closed facilities in North America and $1.2 million related to costs incurred to fulfill production capability requirements associated with the court-ordered Towanda divestiture.

	Three Months Ended		Six Months Ended
(amounts in millions, except share and per share data)	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Loss from continuing operations, net of tax	$(31.5)	$(22.3)	$(108.4)	$(212.4)
Special items:(1)
Net legal and professional expenses and settlements	2.8	8.6	15.6	20.5
Goodwill impairment	—	—	—	137.7
Restructuring and asset-related charges, net	4.1	8.8	6.1	23.4
M&A related costs, net	3.4	0.1	10.9	(0.5)
Net gain on sale of business, property, and equipment	—	(2.2)	—	(2.8)
Loss on extinguishment and refinancing of debt	—	—	—	0.2
Share-based compensation expense	3.7	4.4	7.4	7.7
Other special items(2)	7.8	1.1	14.8	3.9
Tax impact of special items(3)	—	(3.6)	—	(10.6)
Tax special items(4)	0.6	1.6	1.1	15.3
Adjusted Net Loss from continuing operations	$(9.1)	$(3.4)	$(52.4)	$(17.6)

Diluted loss per share from continuing operations	$(0.37)	$(0.26)	$(1.26)	$(2.50)
Special items:(1)
Net legal and professional expenses and settlements	0.03	0.10	0.18	0.24
Goodwill impairment	—	—	—	1.62
Restructuring and asset-related charges, net	0.05	0.10	0.07	0.27
M&A related costs, net	0.04	—	0.13	(0.01)
Net gain on sale of business, property, and equipment	—	(0.03)	—	(0.03)
Share-based compensation expense	0.04	0.05	0.09	0.09
Other special items(2)	0.09	0.01	0.17	0.05
Tax impact of special items(3)	—	(0.04)	—	(0.12)
Tax special items(4)	0.01	0.02	0.01	0.18
Adjusted Net Loss per share from continuing operations	$(0.11)	$(0.04)	$(0.61)	$(0.21)

Weighted average basic shares	86,384,988	85,298,517	86,100,779	85,111,100
Adjusted Net Loss from continuing operations per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
(2)Other special items not core to ongoing business activity include: (i) for the three and six months ended June 27, 2026, a $2.7 million impairment charge in our North America reporting unit related to windows manufacturing technology and a $1.8 million impairment charge related to logistics technology, each of which was determined to have no future use, and $1.2 million related to costs incurred to fulfill production capability requirements associated with the court-ordered Towanda divestiture; and (ii) for the six months ended June 27, 2026, a $3.1 million impairment charge recognized in connection with the Company’s North America equipment capacity optimization review, $2.0 million related to post-production expenses for closed facilities in North America and $1.2 million related to costs incurred to fulfill production capability requirements associated with the court-ordered Towanda divestiture.
(3)Except for non-deductible goodwill impairments, adjustments to net loss from continuing operations and adjusted net loss per share from continuing operations are tax-effected using the applicable jurisdictional statutory tax rate.

(4)Tax special items for the three and six months ended June 27, 2026, were primarily driven by tax expense attributable to domestic share-based compensation of $0.5 million and $3.1 million, respectively, fully offset by tax benefit due to the valuation allowance recorded against our U.S. tax attributes of $0.5 million and $3.1 million, respectively and tax expense due to changes in UTPs from ongoing audits of $0.6 million and $1.1 million, respectively. Tax special items for the six months ended June 28, 2025, were primarily driven by valuation expense recorded against our U.S. tax attributes of $14.2 million. For the three and six months ended June 28, 2025, tax expense attributable to share-based compensation was $0.6 million and $1.8 million, respectively.

	Three Months Ended June 27, 2026
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$26.9	$(3.4)	$(55.0)	$(31.5)
Income tax (benefit) expense	(12.0)	3.8	12.8	4.6
Depreciation and amortization	18.4	8.2	2.4	29.0
Interest expense, net	0.1	1.0	17.3	18.4
Special items:(1)
Net legal and professional expenses and settlements	0.2	0.5	2.2	2.8
Restructuring and asset-related charges, net	1.6	2.1	0.4	4.1
M&A related costs, net	—	—	3.4	3.4
Share-based compensation expense	0.7	0.4	2.7	3.7
Other special items(2)	4.8	0.7	2.4	7.8
Adjusted EBITDA from continuing operations	$40.7	$13.2	$(11.6)	$42.3
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
(2)North America other special items include impairment charges of $2.7 million related to windows manufacturing technology, and $1.8 million related to logistics technology, each of which was determined to have no future use, and $1.2 million related to costs incurred to fulfill production capability requirements associated with the court-ordered Towanda divestiture.

	Three Months Ended June 28, 2025
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$8.9	$(4.0)	$(27.3)	$(22.3)
Income tax expense (benefit)	5.3	4.5	(13.2)	(3.5)
Depreciation and amortization	16.8	8.2	2.4	27.4
Interest (income) expense, net	(0.6)	1.6	15.5	16.5
Special items:(1)
Net legal and professional expenses and settlements	0.8	1.7	6.2	8.6
Restructuring and asset-related charges, net	4.4	4.4	—	8.8
M&A related costs, net	—	—	0.1	0.1
Net gain on sale of business, property and equipment	(2.2)	—	—	(2.2)
Share-based compensation expense	1.0	0.6	2.9	4.4
Other special items	0.3	0.1	0.7	1.1
Adjusted EBITDA from continuing operations	$34.7	$17.0	$(12.8)	$39.0
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Six Months Ended June 27, 2026
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Loss from continuing operations, net of tax	$(8.1)	$(13.5)	$(86.7)	$(108.4)
Income tax expense (benefit)	1.6	6.6	(0.2)	8.0
Depreciation and amortization	37.2	16.6	4.5	58.3
Interest (income) expense, net	(0.4)	1.8	34.2	35.6
Special items:(1)
Net legal and professional expenses and settlements	0.4	2.5	12.8	15.6
Restructuring and asset-related charges, net	2.4	3.2	0.4	6.1
M&A related costs, net	—	—	10.9	10.9
Share-based compensation expense	1.3	0.9	5.2	7.4
Other special items(2)	9.9	2.2	2.8	14.8
Adjusted EBITDA from continuing operations	$44.3	$20.3	$(16.1)	$48.4
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
(2)North America other special items include impairment charges of $3.1 million recognized in connection with the Company’s North America equipment capacity optimization review, $2.7 million related to windows manufacturing technology, and $1.8 million related to logistics technology, each of which was determined to have no future use, as well as $2.0 million related to post-production expenses for closed facilities in North America and $1.2 million related to costs incurred to fulfill production capability requirements associated with the court-ordered Towanda divestiture.

	Six Months Ended June 28, 2025
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Loss from continuing operations, net of tax	$(152.3)	$(7.4)	$(52.7)	$(212.4)
Income tax expense (benefit)	14.6	6.4	(23.9)	(2.9)
Depreciation and amortization	34.1	15.8	4.8	54.7
Interest (income) expense, net	(1.2)	1.6	31.0	31.4
Special items:(1)
Net legal and professional expenses and settlements	1.5	2.7	16.3	20.5
Goodwill impairment	137.7	—	—	137.7
Restructuring and asset-related charges, net	15.1	7.6	0.7	23.4
M&A related income, net	—	—	(0.5)	(0.5)
Net gain on sale of business, property, and equipment	(2.8)	—	—	(2.8)
Loss on extinguishment and refinancing of debt	—	—	0.2	0.2
Share-based compensation expense	1.5	1.0	5.1	7.7
Other special items	2.1	0.1	1.8	3.9
Adjusted EBITDA from continuing operations	$50.3	$27.7	$(17.1)	$60.9
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Six Months Ended
(amounts in millions)	June 27, 2026	June 28, 2025
Net cash used in operating activities	$(100.2)	$(48.9)
Less: capital expenditures(1)	44.6	76.1
Free Cash Flow(1)	$(144.8)	$(125.1)
(1)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

(amounts in millions, except Net Debt Leverage)	June 27, 2026	December 31, 2025
Total debt	$1,244.4	$1,173.3
Less: cash and cash equivalents	57.2	136.1
Net Debt(1)	$1,187.2	$1,037.2
Divided by trailing twelve months Adjusted EBITDA from continuing operations(2)	105.5	118.0
Net Debt Leverage(1)	11.3x	8.8x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information.”
(2)Trailing twelve months Adjusted EBITDA from continuing operations for both periods. Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”
Segment Results (Unaudited)
(In millions)

	Three Months Ended
(amounts in millions)	June 27, 2026	June 28, 2025	% Variance
Net revenues from external customers
North America	$528.5	$555.7	(4.9)%
Europe	289.3	268.1	7.9%
Total Consolidated	$817.8	$823.7	(0.7)%
Adjusted EBITDA from continuing operations(1)
North America	$40.7	$34.7	17.1%
Europe	13.2	17.0	(22.6)%
Corporate and unallocated costs	(11.6)	(12.8)	(9.2)%
Total Consolidated	$42.3	$39.0	8.3%

	Six Months Ended
(amounts in millions)	June 27, 2026	June 28, 2025	% Variance
Net revenues from external customers
North America	$981.2	$1,086.2	(9.7)%
Europe	558.7	513.5	8.8%
Total Consolidated	$1,540.0	$1,599.7	(3.7)%
Adjusted EBITDA from continuing operations(1)
North America	$44.3	$50.3	(11.9)%
Europe	20.3	27.7	(26.8)%
Corporate and unallocated costs	(16.1)	(17.1)	(5.5)%
Total Consolidated	$48.4	$60.9	(20.5)%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”